Exhibit 99.1

NDC Plaza
Atlanta, GA 30329-2010	NEWS RELEASE
404-728-2000

NDCHealth Reports Fiscal Third Quarter Results

ATLANTA, April 6, 2005 – NDCHealth Corporation (NYSE: NDC), a leading provider of healthcare technology and information solutions, today announced financial and operating results for its third fiscal quarter ended February 25, 2005.

Total revenue from continuing operations was $122.6 million, including $20.4 million from the Pharmacy Benefit Services segment, a 10.1% increase from $111.3 million in the third quarter of fiscal 2004, which included $6.6 million from the Pharmacy Benefit Services segment. Income from continuing operations for the third quarter was $4.8 million, or $0.13 per diluted share, which includes the effect of $2.0 million, or $0.03 per diluted share after tax, in severance-related restructuring charges. This compared to income from continuing operations of $10.2 million, or $0.28 per diluted share, in the same period in fiscal 2004. Total net income after discontinued operations was $4.8 million, or $0.13 per diluted share, compared to net income of $9.2 million, or $0.25 per diluted share, in the third quarter of fiscal 2004.

Total revenue from continuing operations in the third quarter of fiscal 2005 increased 4.4% from the second quarter of fiscal 2005, driven by growth from all three business segments, as expected.

“We are encouraged by this quarter’s financial and operating performance as our revenue grew from our most recent second quarter and we began to realize the benefits of the profit improvement initiatives we have implemented over the last several months,” said Walter Hoff, NDCHealth chairman and chief executive officer. “We have reduced expenses and taken steps to realign our business to gain sustainable operating efficiencies and heightened customer focus. We continue to believe the results of our actions will enable us to address the significant market opportunities ahead of us while making NDCHealth a more valuable company for our customers, employees and stockholders.”

Business Review

•	Network Services and Systems segment revenue declined $4.2 million or 6.2% in the third quarter of fiscal 2005 from the same period last year, but increased $3.7 million or 6.1% from the most recent second quarter. This year-over-year decrease was primarily caused by lower physician software sales, lower revenue from legacy pharmacy systems and a decline in retail information sales to pharmacy customers, which more than offset revenue growth from pharmacy network services.

•	Network services’ transaction volume totaled more than 1.48 billion in the third quarter of fiscal 2005, a 15.9% increase from the same period last year and up 7.4% from the most recent second quarter as NDCHealth continued to gain market share in core claims processing and increase penetration of its pre- and post-edit (PPE) transaction services.

•	Pharmacy services and systems revenue decreased $2.2 million or 5.7% in the third quarter compared to the same quarter of fiscal 2004, but increased $0.7 million or 2.1% from the most recent second quarter. Pharmacy transaction revenue grew but was more than offset by lower legacy systems revenue and retail information sales compared to last year’s third quarter. The company sold 60 PharmacyRx™ systems to regional and independent pharmacies during the third quarter of fiscal 2005, and a total of 167 during the first nine months of the current fiscal year. NDCHealth ended the period with an installed base of 343 pharmacies, and a scheduled installation backlog of 114 PharmacyRx systems. The company expects pharmacy network services revenue to continue to grow, but does not expect pharmacy systems revenue to show sustained growth until its EnterpriseRx™ system for large pharmacy chains is generally available and begins to generate revenue, currently expected during the second half of calendar 2005.

NDCHealth Reports Fiscal Third Quarter Results

•	Hospital customer revenue in the third quarter of fiscal 2005 was essentially flat with the third quarter of fiscal 2004, and increased $0.3 million or 2.4% from the most recent second quarter as the company began to realize the benefits from the market adoption of the NDC ePREMIS® revenue cycle management solution by both new and legacy customers. NDCHealth sold 47 ePREMIS units and installed 70 units during the third quarter of fiscal 2005, increasing the total ePREMIS installed base to 471. As of February 25, 2005, the scheduled installation backlog moving into the fourth quarter of fiscal 2005 was 200 units.

•	Physician customer revenue decreased $1.8 million or 14.1% in the third quarter of fiscal 2005 compared to the same period in fiscal 2004, but increased $2.8 million or 34.4% from the most recent second quarter. The sequential improvement reflects an increase in unit sales following the release of the NDCMedisoft™ practice management system upgrade in late January 2005, continued sales of the NDCLytec™ upgrade launched in October 2004, and $1.2 million in recorded revenue for which a returns reserve is no longer required based on a change in company policy for exchanges of physician software. The year-over-year decline was due to the fact that the company no longer recognizes certain advertising and customer support activities of its value added resellers in either revenue or expense.

•	Other revenue, which includes data processing services provided to former affiliate Global Payments, Inc. and third-party paper claims and statement printing services, declined 8.4% compared with the third quarter last fiscal year to $3.1 million. As previously disclosed, Global Payments may discontinue the service agreement on or after September 30, 2005, which would eliminate a portion of the Other revenue stream.

•	Information Management revenue in the third quarter of fiscal 2005 increased $1.7 million or 4.6% compared to the same quarter last year, as growth in new product revenue, such as the Intelligent Health Repository (IHR) services and other emerging products, continued to offset declines in certain legacy product offerings and revenue compression from certain pharmaceutical manufacturer customers. Revenue was approximately flat versus the most recent second quarter.

•	Pharmacy Benefit Services revenue tripled in the third quarter compared to the same period in fiscal 2004, and increased 9.3% from the most recent second quarter. The company disclosed on March 28, 2005 that it sold its membership interest in HealthTran LLC, which makes up the Pharmacy Benefit Services business segment, to an investor group including certain management executives of HealthTrans.

Cost of Service increased $13.2 million or 24.0% from the third quarter of fiscal 2004, reflecting strong growth in revenue and associated Cost of Service in the Pharmacy Benefit Services segment. Compared to the most recent second quarter, Cost of Service decreased $3.2 million in the Network Services and Systems segment and $1.0 million in the Information Management segment due primarily to cost reduction initiatives, including lower telecommunications, data center and data costs, lower staffing, lower software development spending and a more favorable mix of business.

Sales, General and Administrative expense in the third quarter of fiscal 2005 rose 16.3% or $4.0 million from a year ago. The quarter included $3.6 million in legal, audit and governance-related costs above normal levels. This included expenses related to stockholder litigation, the SEC investigation, certain commercial litigation, internal and external audit costs associated with the recent financial restatement and work to achieve compliance with the requirements of the Sarbanes-Oxley legislation, as well as professional fees associated with the Board of Directors’ evaluation of strategic alternatives to maximize stockholder value.

NDCHealth Reports Fiscal Third Quarter Results

In the third quarter of fiscal 2005, adjusted EBITDA1, a non-GAAP measure, was $26.0 million, a 28.0% increase from the most recent second quarter. Free cash flow2, also a non-GAAP measure, was a negative $2.6 million in the quarter as the company’s improved income performance was offset by its $10.5 million semi-annual interest payment on outstanding bonds, and a negative $11.0 million in the nine-month period ended February 25, 2005. The company expects to be free cash flow positive for the second half of fiscal 2005.

Strategic Alternatives Update

On March 30, 2005, NDCHealth announced that its Board of Directors voted to pursue the potential sale of the company. The Blackstone Group L.P. and Goldman, Sachs & Co. are acting as the company’s financial advisors. NDCHealth notes that there can be no assurance regarding the outcome of this process. The company does not intend to comment further publicly until the conclusion of the potential sale process, unless it determines it would be appropriate to do so at an earlier stage.

On March 28, 2005, NDCHealth sold its 49.5% membership interest in HealthTran LLC to a partnership including certain management executives of HealthTrans for approximately $8.8 million in cash, which has been used to pay down senior debt. HealthTrans, a pharmacy benefit administrator that comprised the company’s Pharmacy Benefit Services business segment, contributed 16.6% and approximately 2.8% of NDCHealth’s total revenue and operating income, respectively, in the third fiscal quarter ended February 25, 2005. This transaction will result in a net gain of approximately $2.5 million, or $0.04 per diluted share, in the fourth fiscal quarter.

In March 2005, the company signed agreements to sell its Canadian pharmacy systems and Canadian pharmacy and dental claims processing services operations to Emergis Inc. for approximately $14.5 million in cash. Net proceeds will be used to pay down senior debt. Based on a revised evaluation of the tax effects of the transaction, the company currently estimates this transaction will result in a negligible impact on net income in the fourth fiscal quarter.

Financial Outlook

Because the Company sold its ownership interest in Pharmacy Benefit Services and is selling the majority of its Canadian operations, these businesses will be reclassified as discontinued operations in the fourth quarter of fiscal 2005 and prior periods will be restated to reflect this reclassification. The company currently expects revenue from continuing operations, which will consist of its core Network Services and Systems and Information Management segments, in the fourth quarter to be in the range of $98 million to $100 million. This will compare to revenue from continuing operations, after reclassifying revenue from businesses sold during the fourth quarter of fiscal 2005, of approximately $100 million in the third quarter of fiscal 2005 and $94 million in the fourth quarter of fiscal 2004.

Compared to third quarter earnings, the fourth quarter will be unfavorably affected by a normal seasonal decline in physician software sales from the high levels realized in the third quarter, and increased staffing, project-related and sales promotional expenses focused on reducing future costs and growing revenue in the Information Management business. These factors lead the company to expect adjusted diluted earnings per share from continuing operations3 to be in the range of $0.08 to $0.12 in the fourth quarter prior to the effect of additional restructuring and related charges that may be incurred and are currently estimated to be approximately $1.0 million, or $0.02 per diluted share. Included in income from continuing operations and earnings per share are approximately $3.5 million, or $0.06 per diluted share, in higher than normal levels of legal, audit and governance-related costs as noted above in the Sales, General and Administrative expense discussion. Finally, management expects adjusted EBITDA, before the effects of restructuring and related costs, to be in the range of $21.5 million to $24 million in the fourth quarter of fiscal 2005.

NDCHealth Reports Fiscal Third Quarter Results

Separately, the Board of Directors voted to continue the suspension of NDCHealth’s quarterly dividend payment of $0.04 per share to focus the use of the company’s cash flow on reducing outstanding debt.

Conference Call and Webcast

NDCHealth management will host a conference call to discuss these results today, April 6, 2005 beginning at 5:00 pm ET. The conference call can be accessed by dialing 877-421-3895 (706-679-0822 for international/local callers), or by webcast through the Investor Relations page at http://www.ndchealth.com. A replay of the conference call will be available through April 22, 2005, and can be accessed either through the webcast or by dialing 800-642-1687 (706-645-9291 for international/local callers) and entering conference ID 5205841.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements related to the company’s expected business outlook for fiscal year 2005 and guidance for the fourth fiscal quarter of 2005. These statements involve risks and uncertainties that may cause actual results to differ materially. The company’s business outlook and the projected results for future periods are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but may be beyond management’s control. Forward- looking statements are only predictions and are not guarantees of performance, and include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. These statements include, among others, statements regarding the company’s expected business outlook, anticipated financial and operating results, its business strategy and means to implement the strategy, the company’s objectives, the amount and timing of future capital expenditures, the likelihood of the company’s success in developing and introducing new products and expanding its business, the timing of the introduction of new and modified products or services, financing plans, working capital needs and sources of liquidity. These forward-looking statements are based on management’s beliefs and assumptions, which in turn are based on currently available information. Important risks and assumptions relating to the forward-looking statements include, without limitation: (1) the company’s ability to expand in new and existing markets; (2) demand for the company’s products and services; (3) the cost of product development; (4) the timely completion, market demand and acceptance of the company’s new pharmacy and information products; (5) competitive forces; (6) gains in market share; (7) industry conditions affecting NDCHealth’s customers; (8) expected pricing levels; (9) expected growth of revenue and net income; (10) the timing and cost of planned capital expenditures; (11) the availability of capital to invest in business growth and expansion; (12) the timing of recognition of certain revenue; (13) access to data from suppliers; (14) the potential for information or network services interruptions; (15) adequate protection of proprietary technology; (16) unanticipated changes in accounting rules and/or interpretations; (17) complex state and federal regulations and their impact on the demand for information products or availability of certain data; (18) outcomes and cost of litigation and/or the SEC investigation; (19) expected proceeds from the disposition of certain assets; (20) the company’s substantial indebtedness, which could adversely affect its financial condition, results of operations and liquidity; (21) the company’s ability to comply with Sarbanes-Oxley; and (22) the potential sale of the company. Many of these risk factors and assumptions are beyond the company’s ability to control or predict, and are not intended to represent a complete list of all risks and uncertainties inherent in the company’s business, and should be read in conjunction with the more detailed cautionary statements included in NDCHealth’s Annual Report on Form 10 K/A for the fiscal year ended May 28, 2004 and other company filings with the Securities and Exchange Commission. The company believes its forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on the company’s current assumptions and expectations. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update publicly any of them in light of new information or future events.

NDCHealth Reports Fiscal Third Quarter Results

About NDCHealth

NDCHealth is a leading information solutions company serving all sectors of healthcare. Its network solutions have long been among the nation’s leading, automating the exchange of information among pharmacies, payers, hospitals and physicians. Its systems and information management solutions help improve operational efficiencies and business decision making for providers, retail pharmacy and pharmaceutical manufacturers. Headquartered at Atlanta, Ga., NDCHealth provides information vital to the delivery of healthcare every day. For more information, visit www.ndchealth.com.

NDCHealth is a trademark of NDCHealth Corporation. All other company and product names mentioned may be trademarks of the company.

1.	Adjusted EBITDA, a non-GAAP measure, can be derived from the company’s Unaudited Condensed Consolidated Statements of Operations, and is defined as Operating Income before Depreciation and Amortization, and Restructuring and Other Charges. Reconciliation of adjusted EBITDA to Operating Income, the most directly comparable GAAP financial measure, is provided in an accompanying table.

2.	Free cash flow, a non-GAAP measure, can be derived from the company’s Unaudited Condensed Consolidated Statements of Cash Flows, and is defined as net cash (used in) provided by operating activities less capital expenditures and dividends paid. Reconciliation of free cash flow to Net Cash provided by Operating Activities, the most directly comparable GAAP financial measure, is provided in an accompanying table.

3.	Forecast adjusted diluted earnings per share from continuing operations, a non-GAAP measure, is defined as diluted earnings per share from continuing operations before Restructuring and Other charges. Reconciliation of adjusted diluted earnings per share from continuing operations to diluted earnings per share from continuing operations, the most directly comparable GAAP financial measure, is provided in an accompanying table.

Contact:

Robert Borchert

VP-Investor Relations

404-728-2906

robert.borchert@ndchealth.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

NDCHealth Corporation and Subsidiaries

(Unaudited)

(In Thousands, Except Per Share Data)

	Three Months Ended
	February 25, 2005	February 27, 2004
		(As Restated)
Revenue:
Network Services and Systems	$64,006	$68,232
Information Management	38,188	36,504
Pharmacy Benefit Services	20,394	6,585

	$122,588	$111,321

Operating Expenses:
Cost of Service	68,012	54,836
Sales, General and Administrative	28,544	24,549
Depreciation and Amortization	9,751	9,000
Restructuring and Other Charges	2,026	—

	108,333	88,385

Operating Income	14,255	22,936

Other Income (Expense):
Interest and Other Income	112	114
Interest and Other Expense	(6,281)	(6,720)
Minority Interest in Earnings	(194)	(80)

	(6,363)	(6,686)

Income from Continuing Operations before Income Taxes	7,892	16,250

Provision for Income Taxes	3,080	6,094

Income from Continuing Operations	4,812	10,156
Income (Loss) from Discontinued Operations	27	(946)

Net Income	$4,839	$9,210

Basic Earnings (Loss) Per Share:
Income from Continuing Operations	$0.13	$0.29

Discontinued Operations	$—	$(0.03)

Basic Income Per Share	$0.14	$0.26

Weighted Average Shares	35,727	35,232

Diluted Earnings (Loss) Per Share:
Income from Continuing Operations	$0.13	$0.28

Discontinued Operations	$—	$(0.03)

Diluted Income Per Share	$0.13	$0.25

Weighted Average Shares	35,987	36,284

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

NDCHealth Corporation and Subsidiaries

(Unaudited)

(In Thousands, Except Per Share Data)

	Nine Months Ended
	February 25, 2005	February 27, 2004
		(As Restated)
Revenue:
Network Services and Systems	$181,936	$197,297
Information Management	111,910	109,898
Pharmacy Benefit Services	55,277	16,029

	$349,123	$323,224

Operating Expenses:
Cost of Service	205,685	159,925
Sales, General and Administrative	78,396	70,469
Depreciation and Amortization	30,587	26,397
Restructuring and Other Charges	4,242	3,297

	318,910	260,088

Operating Income	30,213	63,136

Other Income (Expense):
Interest and Other Income	255	371
Interest and Other Expense	(18,860)	(21,260)
Minority Interest in Earnings	(437)	(498)

	(19,042)	(21,387)

Income from Continuing Operations before Income Taxes	11,171	41,749

Provision for Income Taxes	4,358	15,646

Income from Continuing Operations	6,813	26,103
Loss from Discontinued Operations	(13,708)	(2,701)

Net (Loss) Income	$(6,895)	$23,402

Basic (Loss) Earnings Per Share:
Income from Continuing Operations	$0.19	$0.75

Discontinued Operations	$(0.38)	$(0.08)

Basic (Loss) Income Per Share	$(0.19)	$0.67

Weighted Average Shares	35,677	34,934

Diluted (Loss) Earnings Per Share:
Income from Continuing Operations	$0.19	$0.73

Discontinued Operations	$(0.38)	$(0.08)

Diluted (Loss) Income Per Share	$(0.19)	$0.66

Weighted Average Shares	35,961	35,672

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

NDCHealth Corporation and Subsidiaries

(Unaudited)

(In Thousands)

	Nine Months Ended
	February 25, 2005	February 27, 2004
		(As Restated)
Cash flows from operating activities:
Net (loss) income	$(6,895)	$23,402
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Loss on discontinued operations	13,708	2,701
Non-cash restructuring and other charges	376	453
Depreciation and amortization	30,587	26,397
Deferred income taxes	3,929	16,515
Allowance for doubtful accounts	5,815	7,414
Other, net	4,757	3,997

Total	52,277	80,879
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable	1,592	(11,957)
Prepaid expenses and other assets	3,446	(748)
Accounts payable and accrued liabilities	(6,770)	7,941
Accrued interest on long-term debt	(5,650)	(6,399)
Deferred revenue	(27,593)	99

Net cash provided by operating activities	17,302	69,815

Cash flows from investing activities:
Capital expenditures	(25,429)	(32,282)
Proceeds from the sale of equipment	513	2,148
Acquisitions and other investing activities	(2,797)	(6,374)

Net cash used in investing activities	(27,713)	(36,508)

Cash flows from financing activities:
Net borrowings under lines of credit	48,500	—
Net principal payments under long-term debt arrangements	(40,302)	(16,445)
Net cash used in refinancing activities	—	(395)
Net issuances related to stock activities	513	8,433
Dividends paid	(2,880)	(4,254)

Net cash provided by (used in) financing activities	5,831	(12,661)

Net cash used in discontinued operations	(3,020)	(3,891)

(Decrease) increase in cash and cash equivalents	(7,600)	16,755
Cash and cash equivalents, beginning of period	27,617	15,150

Cash and cash equivalents, end of period	$20,017	$31,905

Supplemental Disclosures
Cash paid for
Interest	$25,290	$28,046
Income taxes (refunded) paid	$(62)	$158

CONDENSED CONSOLIDATED BALANCE SHEETS

NDCHealth Corporation and Subsidiaries

(Unaudited)

(In Thousands, Except Per Share Data)

	February 25, 2005	May 28, 2004
		(As Restated)
ASSETS
Current Assets:
Cash and Cash Equivalents	$20,017	$27,617
Accounts Receivable (Less Allowance of $7,729 and $7,568, respectively.)	61,533	69,110
Deferred Income Taxes	4,445	28,389
Prepaid Expenses	23,468	22,146
Other Current Assets	11,248	15,389
Total Assets of Discontinued Operations	45,059	70,459

Total Current Assets	165,770	233,110

Property and Equipment, Net	76,969	80,666
Capitalized External Use Software, Net	67,835	61,567
Goodwill	363,380	362,429
Intangible Assets, Net	64,354	71,760
Debt Issuance Cost	12,139	12,963
Deferred Income Taxes	5,415	—
Other Assets	23,310	22,561

Total Assets	$779,172	$845,056

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current Portion of Long-term Debt	$52,191	$33,656
Trade Accounts Payable	19,373	29,693
Accrued Compensation and Benefits	6,722	6,252
Accrued Interest	5,273	10,923
Deferred Revenue	32,936	54,214
Other Accrued Liabilities	43,938	35,757
Total Liabilities of Discontinued Operations	12,060	24,761

Total Current Liabilities	172,493	195,256

Deferred Revenue	969	7,208
Deferred Income Taxes	—	14,600
Other Non-current Liabilities	24,030	29,225
Long-term Debt	259,282	269,619

Total Liabilities	456,774	515,908

Commitments and Contingencies	—	—

Minority Interest in Equity of Subsidiaries	1,750	1,313

Stockholders’ Equity:
Preferred Stock, par value $1.00 per share; 1,000,000 shares authorized, none issued	—	—
Common Stock, par value $.125 per share; 200,000,000 shares authorized; 36,054,806 and 36,006,641 shares issued, respectively.	4,507	4,501
Capital in excess of par value	246,167	245,314
Retained Earnings	70,652	80,426
Deferred Compensation and Other	(5,803)	(7,694)
Other Comprehensive Income	5,125	5,288

Total Stockholders’ Equity	320,648	327,835

Total Liabilities and Stockholders’ Equity	$779,172	$845,056